THIS LEASE is dated for reference on December 19, 2001.

BETWEEN:

552552 B.C. Ltd.
(incorporation no. 552552)
200 – 1778 West 2nd Avenue
Vancouver, BC, V6J 1H6

(the "Landlord")

AND:

Peace Arch Entertainment Group Inc.
(incorporation no. 316345)
5th Floor - 56 East 2nd Ave.
Vancouver, BC, V5B 1B1

(the "Tenant")

IN CONSIDERATION of the rents, covenants and conditions provided for and contained in this Lease the Landlord leases to the Tenant and the Tenant leases from the Landlord the premises (referred to as the "Leased Premises") described in Schedule "A" which is attached to and forms a part of this Lease.

1. **TERM**

1.1 To have and to hold the Leased Premises for a term commencing on January 7, 2002 and ending December 31, 2005. Notwithstanding any other terms and conditions in this Lease, the Tenant has the right, on 90 days written notice to the Landlord, to terminate this Lease, such termination to be effective any time after January 1, 2005.

2. **RENTABLE AREA**

2.1 The rentable area is approximately 20,241 square feet and shown in the attached Schedule "A1".

3. **BASIC RENT**

3.1 The Basic Rent is $8.25 per square foot per annum and payable monthly.

3.2 The Tenant will pay Basic Rent to the Landlord on the first day of each month in advance in the sum of $13,915.69 ($8.25 x 20241 sq. ft.÷ 12) and continuing on the first day of each and every month thereafter to the end of the term.

3.3 The Tenant will pay Goods and Services Tax (GST) on all Basic Rent payments.

4. **ADDITIONAL RENT** This Lease is what is commonly known as a "Triple Net Lease". The Tenant will pay to the Landlord in each year as Additional Rent a pro rata share of the operating costs of the Lands and Premises. In any year where the term of the Lease is less than the full year, the Additional Rent for that year will be reduced so as to be proportionate to the portion of that year during which this Lease is in force. The Landlord may in any year estimate the Additional Rent and require the Tenant to pay the estimated amount in equal monthly instalments. Within six (6) months of the year-end the Landlord will deliver to the Tenant a complete reconciliation of the Additional Rent for the previous year. Where the amount so paid in any year is less than the actual Additional Rent for the year, the Tenant will pay the balance immediately upon demand by the Landlord. Where the amount so paid in any year exceeds the actual Additional Rent for the year, the Landlord will credit the Tenant with the payment and either apply the credit to Additional Rent due next or repay the amount to the Tenant. For the purpose of this paragraph, operating costs are those items listed in subparagraphs (a) to (h) inclusive, but except as otherwise provided in this Lease, nothing in this paragraph constitutes an obligation for the Landlord to provide any of the listed items:

(a) Taxes and other municipal levies against the Lands and Premises other than taxes levied against individual tenants;

(b) General repair and maintenance of the Lands and Premises exclusive of structural repairs and exclusive of installations, redecorating or improvement of premises for rent;

(c) Garbage and snow removal services for the Lands and Premises;

(d) Janitorial services for the Lands and Premises other than those services to Tenants in their individual premises for which the Tenant pays directly;

(e) All fuels and utilities for the Lands and Premises not specifically metered to individual Tenants;

(f) Insurance premiums for fire loss or damage or both, public liability, water damage, plate glass damage and other perils covered by Commercial Building Form insurance;

(g) A management fee equal to 4% of the total of the Basic Rent plus the Additional Rent for the Lands and Premises;

(h) All Goods and Services Tax (GST) and Provincial Sales Tax (PST) paid on operating costs.

4.2 The pro rata share of the Additional Rent payable by the Tenant is calculated as follows:

$$\frac{\text{Square footage of the Leased Premises}}{\text{Square footage of the total building}} \times \text{operating costs}$$

5. **USE**

5.1 The Leased Premises will be used only for lawful business purposes related to movie and television production, storage and for general office use related thereto and for no other purpose without the prior written consent of the Landlord.

6. **PARKING**

6.1 As long as the Tenant is not in default under the terms of this Lease, the Landlord will provide by way of licence, the right to the Tenant, its servants and agents to use the parking and loading areas which comprise part of the Lands and Premises. Such use will be in accordance with such reasonable rules and regulations as the Landlord may stipulate from time to time for the purposes of security and the reasonable enjoyment of the parking and loading areas by all occupants of the Lands and Premises. The number of parking spaces allotted will be three (3).

7. **LANDLORD EARLY TERMINATION OF LEASE**

7.1 During the term of this Lease and on or after receiving rezoning approval from the City of Vancouver for redevelopment of the site containing the Leased Premises, the Landlord can give 120 days notice to the Tenant to vacate the Leased Premises and terminate this Lease.

7.2 The notice to vacate can only be given during the period between December 1 of any year and April 1 of the following year.

7.3 At the end of the 120 days notice period, the Tenant must vacate the Leased Premises and this Lease is terminated.

8. **SCHEDULE "B"**

8.1 The provisions contained in the attached Schedule "B" are incorporated into and are an integral part of this Lease.

IN WITNESS OF WHICH the parties have signed this Lease as of the day and year first above written.

Landlord
552552 B.C. Ltd.

Per: ______________________
Authorized Signatory

Tenant
Peace Arch Entertainment Group Inc.

Per: ______________________
Authorized Signatory

SCHEDULE "A"

The Leased Premises comprises a portion of the following.

CIVIC ADDRESS:	138 – 160 West 1st Ave. and 1710 Columbia St. Vancouver, BC, (the "Lands and Premises")
LEGAL DESCRIPTION:	PID:012-700-169 PID:012-700-223 PID:012-700-240 PID:012-700-274 PID:012-700-304 PID:012-700-339 Lots 1 to 6 Block 10 District Lot 200A Plan 197 PID:012-700-398 Amended Lot 7 (explanatory plan 4077) Block 10 District Lot 200A Plan 197

The area of the Leased Premises is set out and marked in bold black in the sketch attached as Schedule A1.

SCHEDULE A1

PAGE RESERVED FOR PLAN OF LEASED PREMISES

SCHEDULE "B"

1. THE TENANT COVENANTS WITH THE LANDLORD

1.1 **Pay Rent** - To pay rent at the times and in the manner set out in this Lease.

1.2 **Business Tax, etc.** - To pay all taxes with respect to the Tenant's business carried on upon the Leased Premises and any special franchise fee or tax in relation to his business as and when those payments become due and payable and in particular, all taxes in the nature of business taxes and taxes levied on machinery and equipment of the Tenant.

1.3 **Utilities** - To pay all rates and charges for water, gas, electricity, telephone and all public utility charges and rates incurred in respect of the Tenant's use and occupation of the Leased Premises.

1.4 **Evidence of Payments** - To provide satisfactory evidence to the Landlord when requested of the payment by the Tenant of all payments required to be made by the Tenant under the terms of this Lease.

1.5 **Repairs** - To repair and maintain the Leased Premises including all fixtures in them in a proper state of repair in the same way as a careful owner would do with the exception of reasonable wear and tear and damage by fire and other risks against which the Landlord is insured.

1.6 **Right to Inspect** - To allow the Landlord and his agents access to the Leased Premises at all reasonable times to view their state of repair and to repair any defect within a reasonable time from the receipt of written notice from the Landlord so to do and such access shall not reasonably interfere with the business of the Tenant.

1.7 **Notice of Accidents/Defects** - To give the Landlord immediate written notice of any damage to or defect in the Leased Premises including damage to the heating equipment, air conditioning equipment, water pipes, gas pipes, electrical lines, telephone lines or other casualty.

1.8 **Alterations and Improvements** - Not to make any alterations in the structure, plan or partitioning of the Leased Premises nor to install any plumbing, piping, wiring or heating apparatus without the prior written consent of the Landlord. The Tenant will submit detailed plans and specifications when applying for the Landlord's consent and will pay the Landlord's costs of having the Landlord's architects and engineers examine the plans and specifications. The Tenant will pay for any alterations or modifications to electrical and mechanical services in the building as may be required as a result of alterations to the Leased Premises performed by the Tenant. The Landlord may require that any work to be done or materials to be supplied in accordance with this paragraph will be done or supplied by the Landlord's contractors and workmen or by the contractors and workmen engaged by the Tenant having first been approved by the Landlord. In any case, all work to be done or materials to be supplied in accordance with this paragraph are at the sole cost of the Tenant and will be done and supplied and paid for according to the manner and upon terms and conditions, if any, prescribed by the Landlord.

All alterations and improvements made by the Tenant to the Leased Premises immediately become the Landlord's property as of the date when those alterations and additions are made to the Leased Premises.

1.9 **Pay for Alterations**, etc. - To immediately pay all charges incurred by the Tenant for any work, materials and services that may be done, supplied or performed in respect of the Leased Premises and to immediately discharge any liens and other claims filed against the Lands and Premises as a result of any work, materials and services done in accordance with this paragraph. The Landlord may pay into court any amount required to obtain a discharge of a lien or claim in the Tenant's name and any amount so paid together with all disbursements and costs for those proceedings on a solicitor/client basis will immediately be paid by the Tenant to the Landlord. The Landlord may post and keep posted on the Leased Premises any notices that the Landlord wishes to post under the provisions of the Builder's Lien Act or any other legislation.

1.10 **Assigning and Subletting** - Not to assign or sublet the Leased Premises or any part of them without first obtaining the Landlord's written consent. If the Landlord does consent to an assignment or sublease the liability of the Tenant and of the Guarantors will continue unless the Landlord provides otherwise in writing.

In any case, Tenant will pay the Landlord's reasonable costs incurred in connection with the Tenant's request for consent.

For the purposes of this paragraph 1.10, if the Tenant is a corporation or if this Lease, with the Landlord's consent, is assigned to a corporation and if, after the execution of this Lease any transaction occurs in the shareholdings of the Tenant which results in a change in the effective voting control of the Tenant from the shareholders at the date of this Lease or at the date of the permitted assignment of this Lease as the case may be, an assignment of this Lease will be deemed to have taken place. The Tenant will, at the Landlord's request, make available to the Landlord for inspection or copying or both, all books and records of the Tenant that alone or with other data, show the applicability or inapplicability of this paragraph 1.10.

1.11 **Use of Premises** - To operate and conduct his business on the Leased Premises in an up-to-date, high class and reputable manner and not to engage in any business conduct which may harm or tend to harm the business reputation of the Landlord or to reflect or tend to reflect unfavourably on the Lands and Premises or other tenants on the Lands and Premises.

Not to conduct any auction, fire sale, bulk sale or bankruptcy sale on the Leased Premises or any special sale or sales other than those incidentals to the normal routine of the Tenant's business with his regular customers.

To install and maintain first class trade fixtures and furniture on the Leased Premises adequate and appropriate for the Tenant's business.

1.12 **Operating Hours** - The Tenant will operate its business on the Leased Premises between the hours allowed by the local Municipality and will confine all its business with the public, its deliveries and unloading of supplies to those hours.

1.13 **Keep Premises Clean** - To keep the Leased Premises and every part of them in a clean and tidy condition and not to permit any of the Tenant's waste paper, garbage, refuse or objectionable material to accumulate anywhere on the Leased Premises or on the Lands and Premises.

1.14 **Machinery and Heavy Articles** - Not to bring into or upon the Leased Premises any safe, motor, machinery or other heavy articles without first obtaining the Landlord's written consent to do so, and to immediately make good any damage done to any part of the Lands and Premises, the building and the Leased Premises occasioned by bringing in or taking away machinery and heavy articles.

1.15 **Signs, Advertising, etc.** - To erect, place or use only such signs, advertisements, lettering, painting and notices as are first approved in writing by the Landlord and to remove them if required to do so by the Landlord on the expiration or determination of this Lease.

Not to use any advertising media that the Landlord deems objectionable to himself or other tenants such as loud speakers, phonographs, broadcasts or telecasts in a manner to be heard or seen outside the Leased Premises.

To pay the premiums charged upon any bond of indemnity or liability insurance policy in respect of the signs and other items referred to in this paragraph issued upon the demand of any civic, municipal or other governmental authority and to strengthen or repair such signs as may be required from time to time by the Landlord.

1.16 **Use of Roof and Exterior Walls** - That the sole and exclusive right to use or to lease to others for their use the roof or exterior walls of the building is reserved to and retained by the Landlord.

1.17 **No Nuisance** - Not to carry on nor to allow to be carried on or done on the Leased Premises or the Lands and Premises any work, business, occupation or act or anything whatsoever which may be or become a nuisance or annoyance to the Landlord, the public or any other occupant of the Lands and Premises or of occupants or owners of adjoining lands and premises.

1.18 **Compliance with Laws, etc.** - At the Tenant's expense, to comply promptly with all laws, regulations, requirements and recommendations which may be applicable to the Tenant or to the manner of use of the Leased Premises of any Federal, Provincial, Civic, Municipal and other authorities or association of insurance underwriters or agents and all notices in pursuance of the same whether those notices are served on the Landlord or on the Tenant.

1.19 **Acts Conflicting with Insurance** - Not to do or permit anything to be done which may render void or voidable or conflict with the requirements of any policy or policies of insurance, including any regulations of fire insurance underwriters applicable to a policy or policies in which the Leased Premises or the building are insured or which may cause any increase in premiums to be paid in respect of any policy. If the Tenant carries on a business with the Landlord's consent which does not invalidate a policy or policies of insurance but increases the premium rate payable for the insurance, the Tenant will immediately pay the Landlord the amount of the increased premium or premiums.

1.20 **Tenant's Insurance** - At the Tenant's expense, to provide and to maintain in force during the term of this Lease and any renewals of it the following insurance coverage for damages or injuries, or both occurring on or to the Leased Premises:

(a) Plate Glass insurance covering all plate glass including plate glass windows and doors in an amount equal to the full insurable value of them; and

(b) Liability insurance with whatever coverage and in whatever amounts may be required by the Landlord from time to time in respect of property damage and in respect of injury or death to one or more persons.

Insurance will be effected with insurers and brokers and on terms and conditions satisfactory to the Landlord with copies of all policies to be delivered to the Landlord upon request.

All policies of insurance will have both the Landlord and the Tenant named as insureds and will contain a waiver of subrogation clause in favour of the Landlord together with a clause requiring the insurer not to cancel or change the insurance without first giving the Landlord at least 30 days prior written consent notice of their attention so to do.

If both the Landlord and the Tenant have claims to be indemnified, the indemnity will be applied first to the settlement of the Landlord's claim and the balance, if any, to the settlement of the Tenant's claim.

This clause is in addition to and not in lieu of any other obligation of the tenant pursuant to any other provisions of this Lease to provide or contribute to the cost of any insurance.

1.21 **Indemnity** - To indemnify the Landlord and protect him from any and all liabilities, damages, costs, claims, suits or actions arising out of:

(a) Any breach or non-performance of any covenant by the Tenant of any of the terms of this Lease;

(b) Any damage to property caused by the Tenant or its invitees in or about the Leased Premises;

(c) Any injury to any licensee, invitee, agent or employee of the Tenant including death resulting at any time from any injury occurring in or about the Leased Premises or the Lands and Premises or both;

This indemnity survives the expiration or sooner determination of this Lease.

1.22 **Expenses and Legal Costs** - Where the Tenant is in breach of any of his covenants in this Lease, to pay the Landlord all the expenses incurred by the Landlord as a result of the Tenant's breach including the Landlord's legal fees calculated on a Solicitor/Client basis.

1.23 **Damage to Building by Tenant** - To reimburse the Landlord for costs incurred by the Landlord in making good any damage caused to the building or any part of it including the furnishings and amenities of the building as a result of any act of the Tenant, his invitees, licensees, agents, servants or other persons on or about the Leased Premises from time to time.

1.24 **Landlord's Right to Repair, Remodel, Do Work, etc.** - The Landlord has the right at any time to repair, remodel, alter, improve or add to the Lands and Premises or any part of the building or both. In affecting the repairs, the Landlord will so far as possible not interfere with the Tenant's use of the Leased Premises. If such work is for the purpose of remodelling the Lands and Leased Premises, then the Landlord will compensate the Tenant if such work affects the normal business of the Tenant. For all other purposes, the Landlord may do such work without compensation or responsibility to the Tenant and for those purposes to enter into, pass through, or work on, and attach scaffolds and other structures to the Lands and Leased Premises or the building or both and the Landlord may

interrupt or suspend the supply of electricity, water or other services when necessary and until the repairs, remodelling, alterations, improvements and additions have been completed there will be no abatement in rent nor will the Landlord be liable by reason of his rights under this paragraph as long as the repairs, remodelling, alterations, improvements and additions are made as expeditiously as possible.

The Landlord and any persons authorized by him have the right to use, install, maintain and repair pipes, wires, ducts or other installations in, under or through the Leased Premises in connection with the supply of any services to the Leased Premises or any other premises in the building or on the Lands and Premises. Without limiting the generality of this paragraph those services include gas, electricity, water, sanitation, telephone, heating, air conditioning and ventilation.

1.25 **Surrender of Premises** - That at the expiration or sooner termination of this Lease, he will peacefully surrender and give up the Leased Premises with all fixtures on the Leased Premises in good repair and condition and will return all keys to the Leased Premises to the Landlord.

1.26 **Overholding** - If at the expiration or termination of this Lease the Tenant remains in possession of the Leased Premises with or without the Landlord's consent, the Tenant will be deemed to be a monthly tenant only and not a tenant from year to year and will be subject to all other terms and conditions of this Lease irrespective of any statutory provisions or rules of law covering month to month leases and during the period of overholding the Tenant will pay the monthly rental previously paid by him under the terms of this Lease during the month immediately preceding the expiration or termination of this Lease together with all other payments for which the Tenant is liable under the terms of this Lease.

1.27 **Landlord May Show Premises** - To permit the Landlord to enter the Leased Premises at any time within 90 days prior to the expiration of the term of this Lease or any renewals of it for the purpose of offering the Leased Premises for rent and exhibiting the Leased Premises to prospective tenants and to place and exhibit signs on the Leased Premises advertising them for rent.

1.28 **Landlord May Perform Tenant's Covenants** - If the Tenant fails to perform his covenants and obligations under this Lease the Landlord has the right but not the obligation to perform the Tenant's covenants and obligations and to deal with everything as it may be necessary or is incidental to those covenants and obligations (including but without limitation, the right to make repairs, installations and to expend monies) and all payments and expenses whatsoever incurred by or paid on behalf of the Landlord in so doing will immediately be paid by the Tenant to the Landlord.

1.29 **Recovery of Additional Sums by Landlord** - Any sum that the Tenant is liable to pay the Landlord (in addition to rent) may be recovered by the Landlord from the Tenant in the same manner as rent in arrears. Any sum or sums which the Tenant is liable to pay the Landlord including rent, will bear interest at the rate of 1.5% per month from the date it is due until it is paid.

1.30 **Payments to Landlord** – The Tenant will make all required payments to the Landlord at such place or places as the Landlord designates in writing from time to time.

1.31 **Post-Dated Cheques** - To provide the Landlord with post dated cheques for the payment of rent if the Tenant is requested to do so by the Landlord.

1.32 **Unavoidable Failures or Delays by the Landlord** - If the Landlord is unable to fulfil or is delayed or restricted in the fulfilment of any of his obligations in this Lease in respect of the supply or provision of heating, air conditioning, elevator or janitor services or any other service or utility or the doing of any work by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable him to fulfil his obligations or by reason of any statute or law or regulation or by reason of an order or direction of a governmental department or officer or other authority or by reason of any other cause beyond his control, except as arising from its own negligence, the Landlord will be relieved from the fulfilment of his obligations and the Tenant will not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned, nor will there be any deduction from the rent payable if the delay is no greater than three (3) working days. If the delay is greater than three (3) working days then the basic rent plus the Additional Rent shall be reduced by the number of days of delay greater than three (3) divided by the number of days in the month, multiplied by the Basic Rent plus the Additional Rent for that month.

1.33 **Landlord's Responsibility for Loss, Damage and Injuries, etc.** -- Except as arising from the Landlord's own negligence, the Landlord is not responsible in any way for any injuries to any person or for any loss of or damage to any property belonging to the Tenant or to other occupants of the Leased Premises or to their respective invitees, licensees, agents, servants or other persons from time to time attending at the Leased Premises while that person or property is in or about the Leased Premises, any other part of the building or the Lands and Premises, including but without limitation, any loss or damage to any property caused by theft or breakage, or by steam, water, rain or snow which may leak into, or issue or flow from any part of the building or the Lands and Premises or any adjacent or neighbouring lands and premises or from any other place or for any loss of or damage caused by or attributable to the condition or location of any electrical or other wiring or for any damaged caused by smoke or anything done or admitted to be done by any other tenant in the building or on the Lands and Premises or for any other loss whatsoever with respect to the Leased Premises and any business carried on in them.

1.34 **Landlord Not Liable for Indirect Damages** – Except as arising from the Landlord's own negligence the Landlord is not liable for indirect or consequential damage or damages for personal discomfort or illness by reason of non-performance or partial performance of any covenants of the Landlord contained in this Lease including the heating of the Leased Premises or the operation of the air conditioning equipment, elevators, plumbing or other equipment on the Lands and Premises, in the building or on the Leased Premises.

1.35 **Insurance Cancellation** - If any policy or policies of insurance referred to in this Lease is or are cancelled by the insurer by reason of any act or omission of the Tenant, the Landlord has the right at his option to terminate this Lease immediately by giving notice of termination to the Tenant. However, the Landlord may at his option and at the Tenant's expense enter the Leased Premises and rectify the situation causing the cancellation of the policy or policies of insurance.

1.36 **Damage or Destruction of Premises** - If the Leased Premises or any part of them are damaged or destroyed in whole or in part by any cause whatsoever to such an extent that the Leased Premises are, in the Landlord's opinion reasonably arrived at, rendered unfit for the Tenant's purposes, the rent will abate in the proportion

that the part of the Leased Premises rendered unfit bears to the whole of the Leased Premises until the Leased Premises are rebuilt or made fit for the Tenant's purposes but if, in the Landlord's opinion reasonably arrived at the Leased Premises cannot be rebuilt or made fit for the Tenant's purposes within 90 days of the damage or destruction, then at the Landlord's option this Lease may be terminated by giving the Tenant notice of termination within 30 days of the damage or destruction and rent and other payments required to be made by the Tenant under this Lease will be apportioned and paid to the date of damage or destruction and the Tenant will immediately deliver up possession of the Leased Premises to the Landlord.

The provisions for termination of the lease contained in this paragraph come into effect if the building is damaged in whole or in part by any cause whatsoever so as in the opinion of the Landlord reasonably arrived at, to render the building unfit as a tenantable structure, even though the Leased Premises may not be damaged or destroyed to such an extent as to render them unfit for the Tenant's purposes.

1.37 **Condemnation** - If the Leased Premises or the building or the Lands and Premises are condemned in whole or in part because of their unsafe condition or for any other reason this Lease terminates on the date of the condemnation and the Landlord will not be responsible for any loss, damages or expenses incurred by the Tenant as a result.

1.38 **Re-entry, Bankruptcy, Insolvency, etc.** - If the Tenant becomes insolvent or bankrupt or makes an assignment for the benefit of his creditors or takes the benefit of any act in force for bankrupt or insolvent debtors, or if a receiving order is made against the Tenant or if a receiver is appointed under any instrument or court order or if proceedings are taken against the Tenant under any act to wind it up, then this Lease will terminate and the then current month's rent and 3 months additional rent by way of pre-estimated liquidated damages will immediately become due and be paid by the Tenant to the Landlord and the Landlord may re-enter and take possession of the Leased Premises as though the Tenant or other occupants of the Leased Premises were holding over after the expiration of the term of this Lease and the term will be forfeited and void and the Landlord may immediately distrain and sell the goods and chattels of the Tenant and upon re-entry of the Leased Premises may use whatever force the Landlord considers necessary for that purpose and for gaining admittance to the Leased Premises without being liable for any loss or damage caused by his entry. The Tenant hereby releases the Landlord from all actions, proceedings, and claims or demands whatsoever on account of such forcible entry or in connection with any loss or damage sustained by the Tenant as a result of such forcible entry.

1.39 **Further Rights of Landlord** - The Landlord is entitled to all rights and benefits accruing to him by reason of any law governing the relationship of Landlord and Tenant which may not be specifically mentioned in this Lease; and not to restrict the generality of the foregoing the Landlord will be entitled to bring suit for or to distrain for rent.

In the case of non-payment of rent or any monies required to be paid by the Tenant pursuant to the this Lease, or in the case of the breach or non-performance of any of the Tenant's covenants or agreements contained in this Lease or if the Tenant vacates the premises for 15 days, then, at the option of the Landlord, this Lease will terminate. If the Landlord does not exercise its right to terminate this

Lease, then the Landlord may (but will not be required as the agent of the Tenant) rent the premises on behalf of the Tenant and apply all revenues in respect of such rental firstly to the costs of making such rentals (inclusive of any repair or adaptation of the premises necessary to secure such rental) and secondly against the rents or other monies owing to the Landlord pursuant to this Lease, whether owing in respect of the period rental or any other period of this Lease; and thereafter to pay any revenues from such rental remaining at the end of the term of this Lease after the aforesaid applications to the Tenant. The Landlord will be required to account to the Tenant only for such rental revenues obtained pursuant to this clause as are actually received the Landlord.

If the Tenant removes his goods and chattels from the Leased Premises, the Landlord may follow the Tenant's goods and chattels for a period of 30 days.

1.40 **Condoning Breach or Non-Observance** - No condoning, excusing or overlooking by the Landlord of any default or non-observance by the Tenant at any time or times in respect of the breach or non-performance of any of the Tenant's covenants or agreements contained in this Lease will operate as a waiver of the Landlord's rights in respect of any subsequent default or non-performance of any of the Tenant's covenants or agreements contained in this Lease.

1.41 **Subordination** - This Lease will be subordinate to any mortgage or ground lease that may be registered against the Leased Premises. At the written request of the Landlord the Tenant will execute whatever instruments are necessary to subordinate this Lease to any mortgage or ground lease as long as the mortgage or ground lease permits the Tenant to continue in quiet possession of the Leased Premises in accordance with this Lease as long as the Tenant is not in default of this Lease and whether or not the mortgage or ground lease is in good standing. Where "Care of Premises" or "Rules and Regulations" or both are attached to this Lease together with whatever reasonable variations, modifications and additions as the Landlord makes from time to time, they will be observed and performed by the Tenant and its servants and employees and all of the provisions contained in the "Care of Premises" and "Rules and Regulations" are deemed to be a part of this Lease.

2. THE LANDLORD COVENANTS WITH THE TENANT

2.1 **Quiet Possession** - As long as the Tenant is not in default of any of the terms of this Lease the Tenant will and may peaceably and quietly possess and enjoy the Leased Premises during the term of this Lease and any renewal or renewals of it without any interruption from or by the Landlord or any person or persons claiming by, through or under him.

3. THE LANDLORD AND TENANT COVENANT WITH EACH OTHER

3.1 **Omitted**

3.2 **Termination** - On termination of this Lease, all rights of renewal, options or rights of first refusal will also terminate.

3.3 **Registration of Lease** - This Lease will not be registered in any Land Title Office without the consent of the Landlord. Where the Landlord permits such registration, any plan required by the Land Title Office in connection with such registration will be prepared by and at the cost of the Tenant and approved by the Landlord, such approval not to be unreasonably or arbitrarily withheld. All expenses of registration are to be borne by the Tenant.

3.4 **Discrepancies** - Where there is any discrepancy or conflict between the contents of this Schedule "B" and any other part of this Lease, the interpretation contained in the other part of this Lease will prevail EXCEPT THAT where this Lease provides for Rights of Renewal or further Rights of Renewal or both, then at the end of the term created by the Right of Renewal or by the further Right of Renewal or both, the Right of Renewal and further Rights of Renewal will be deleted from this Lease and be of no further effect. The purpose of this paragraph 3.3 is to prevent the accidental creation of a perpetual right for the Tenant to renew this Lease.

3.5 **Notices** - Any notice required or permitted to be given to any of the parties to this Lease will be given by delivery to the address of the party as stated above or as changed by notice to the other party and any notice will be deemed to have been given to and received by the party to whom it was addressed on delivery to the address of the party.

3.6 **Dispute Resolution**

(a) All disputes arising out of or in connection with this Lease, or in respect of any defined legal relationships associated therewith or derived therefrom, will be referred firstly to mediation. The parties will equally share the cost of the mediation

(b) In the event that the mediation does not resolve the issue then the dispute will be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

(c) If the parties cannot decide on a single arbitrator then the British Columbia International Commercial Arbitration Centre will appoint an arbitrator.

(d) The case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its Procedure for Cases under the BCICAC Rules.

(e) The place of arbitration will be Vancouver, British Columbia, Canada.

3.7 **Counterparts** - Where this Lease consists of photocopied documents, each executed document will be deemed to be and constitute an original document.

3.8 **Severance** - If a court of competent jurisdiction declares any part of this Lease to be invalid or unenforceable, the part so declared will be severable from this Lease and will not affect any other term or covenant in this Lease.

3.9 **Headings** - The headings and indexes in this Lease are inserted for convenience of reference only and form no part of it.

3.10 **Enurement** - This Lease benefits and binds the parties to it, and their respective heirs, executors, administrators, successors and permitted assigns.

3.11 **Interpretations** - Unless the context of this Lease requires otherwise, the word "Landlord" wherever it is used in this Lease will be construed to include and will mean the Landlord including a corporate landlord, his successors or assigns or both, and the word "Tenant" will be construed to include and will mean the Tenant including a corporate tenant, and his successors or permitted assigns or both and when there are two or more Tenants or two or more persons bound by the Tenant's covenants contained in this Lease their obligations under it will be joint and several. The word "Tenant" and the personal pronoun "it" will be read and construed as tenants and "his", "her", "its", or "their" respectively, as the number and gender of the party or parties referred to each require and the number of the verb agreeing with them will be construed and agree with the word or pronoun substitute.

END OF SCHEDULE B

END OF LEASE